EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-127879, 333-127880, and 333-149275 on Form S-8 and Registration Statement No. 333-141078 on Form S-3 of our reports dated November 21, 2008, relating to the consolidated financial statements and consolidated financial statement schedule of MWI Veterinary Supply, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption, on October 1, 2007, of Financial Accounting Standards Board Interpretation No 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No 109), and the effectiveness of MWI Veterinary Supply, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of MWI Veterinary Supply, Inc. for the year ended September 30, 2008.

/s/ DELOITTE & TOUCHE LLP
Boise, Idaho
November 21, 2008